Exhibit 99.1

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour awarded
Norwegian exploration blocks

Houston, TX – December 15, 2005 — Endeavour International Corporation (AMEX: END) announced today that Endeavour Energy Norge AS has been awarded interests in two production licenses, one as operator and the other as a participant, in the Norwegian North Sea. The awards were made as part of the 2005 Awards in Predefined Areas (APA) held annually by the Royal Norwegian Ministry of Petroleum and Energy.

“These license awards represent another significant step forward in our strategy to establish a strong exploratory presence in Norway,” said William L. Transier and John N. Seitz, co-chief executive officers. “In only a year, we have established a position in the Norwegian North Sea that includes interests in two producing fields, 12 production licenses and qualification as an operator.”

Endeavour will operate and hold a 50 percent interest in PL 354 that comprises open areas in Blocks 1/9, 2/7, 2/10 and 2/11 in the greater Ekofisk area located in the southernmost part of the Norwegian sector of the North Sea. The area is also adjacent to Blocks 31/26b, 31/21b and 31/27b held by Endeavour in the United Kingdom Continental Shelf. The second license, PL 363, is located further north in Block 25/5 and east of the Alvheim development area. Endeavour will hold a 40 percent interest in that license.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.